United States securities and exchange commission logo





                        May 5, 2020

       Darrell J. Mays
       Chief Executive Officer
       American Virtual Cloud Technologies, Inc.
       1720 Peachtree Street, Suite 629
       Atlanta, GA 30309

                                                        Re: American Virtual
Cloud Technologies, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed April 29,
2020
                                                            File No. 333-237888

       Dear Mr. Mays:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Technology
       cc:                                              Jason Simon